                                            Exhibit 10.57

AMENDED & RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this March 1, 2021 (the “Effective Date”) by and between Perrigo Management Company, a Michigan corporation (the “Company”), and Murray S. Kessler (“Executive”).
WHEREAS, the Executive is currently party to that certain Employment Agreement with the Company dated as of October 8, 2018, as amended by that certain amendment dated as of February 13, 2019 (together, the “Prior Agreement”);
WHEREAS, the Company desires to continue to employ Executive as its Chief Executive Officer and President;
WHEREAS, Executive desires to continue be employed as the Chief Executive Officer and President of the Company; and
WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms of Executive’s continuing service to the Company.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.Term; Employment Period. The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company and its Affiliates (as defined below), subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on October 8, 2024 (the “Initial Term”). Thereafter, unless previously terminated, the Term shall be automatically extended for consecutive periods of one year (any such extension, a “Renewal Term,” and together with the Initial Term, the “Term”), unless either party provides written notice to the other party that the Term will not be extended (a “Non-Renewal”) in accordance with Section 11(b) (a “Notice of NonRenewal”) not less than 180 days prior to the end of the Term as then in effect. Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as (the “Employment Period”). Notwithstanding the foregoing, (a) upon a “Change in Control” (as defined in the Perrigo Company plc Change in Control Severance Policy for U.S. Employees, as amended and restated effective of February 13, 2019 (the “CiC Policy”)) occurring upon or after October 8, 2022, the Term shall automatically be extended until the second anniversary of the date such Change in Control is consummated; and (b) the Term shall immediately terminate upon any termination of Executive’s employment with the Company and its subsidiaries pursuant to Section 4. For purposes of this Agreement, the term “Affiliate” means an entity controlled by, controlling or under common control with Perrigo Company plc, a public limited company incorporated in Ireland (“Parent”) or the Company (for the avoidance of doubt, the Company is an Affiliate of Parent and vice versa).
2.Position and Duties; Location; Standard of Services.

(a)Position and Duties. During the Employment Period, Executive shall continue to serve as Chief Executive Officer and President of the Company and shall continue to perform customary and appropriate duties as may be reasonably assigned to Executive from time to time by the Board of Directors of Parent (the “Board”). In connection with Executive’s ongoing employment by and service with the Company, as of the Effective Date, Executive shall continue to (i) hold the titles of Chief Executive Officer and President of Parent, and (ii) serve as a director of the Board (subject to the provisions of Parent’s Memorandum and Articles of Association), in each case, without any additional compensation in respect thereof or the creation of an employment relationship with Parent. Executive shall continue to have such responsibilities, power and authority as those normally associated with such positions in public companies of a similar stature. Executive shall report solely and directly to the Board.
(b)Location. During the Employment Period, Executive’s principal place of employment shall be located in West Palm Beach, Florida, at a Company office with appropriate clerical support. Executive acknowledges and agrees that in his position, reasonable business travel at the Company’s request will be necessary, and that Executive will spend significant time in the Company’s executive offices in Grand Rapids or Allegan, Michigan and, as needed, its offices in Ireland.
(c)Standard of Services. During the Employment Period, Executive agrees to devote Executive’s full business attention and time to the business and affairs of the Company and its Affiliates and to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, Executive may deliver lectures, fulfill speaking engagements, teach at educational institutions, manage personal investments and, subject to the prior written approval of the Board (or a committee thereof), which approval shall not be unreasonably withheld, serve on civic, charitable or other not-for-profit or for-profit boards or committees (collectively, the “Other Activities”), in each case, so long as such Other Activities do not materially interfere with the performance of Executive’s responsibilities in accordance with this Agreement and Executive complies with applicable provisions of any codes of business conduct and ethics of the Company and its Affiliates, as in effect from time to time. The Board hereby consents to Executive’s continuing service with those Other Activities that he disclosed to the Board prior to the Effective Date. For avoidance of doubt, Executive’s engagement in the Other Activities in accordance with this Section 2(c) shall not be deemed a violation of the foregoing requirement that Executive shall devote his full business attention and time to the business and affairs of the Company and its Affiliates and use his reasonable best efforts to perform faithfully and efficiently such responsibilities.
3.Compensation and Employee Benefits.
(a)Annual Base Salary. During the Employment Period, Executive shall receive an annual base salary (the “Annual Base Salary”) of $1,236,000 payable in accordance with the Company’s regular payroll practices, but no less frequently than monthly. The Annual Base Salary shall be reviewed periodically by the Board or an appropriate committee thereof (the Board or such committee, the “Committee”) for possible increase (but not decrease), as determined in the sole and absolute discretion of the Committee, pursuant to the normal performance review policies for senior executives of the Company. Notwithstanding the above, the Committee may decrease the Annual Base Salary in a proportion (not greater than 5%) that generally applies to other senior executives of the Company in connection with an across-the-board senior executive salary decrease as a result of adverse business conditions, so long as such reduction ceases upon the cessation of such adverse business conditions; provided, that the foregoing ability to decrease the Annual Base Salary shall cease to apply upon a Change in Control. The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as it may be so adjusted from time to time.
(b)Annual Bonus. During the Employment Period, Executive shall have the opportunity to earn, for each fiscal year of the Company, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Perrigo Annual Incentive Plan (the “AIP”) in which the Company’s senior executives participate, as in effect from time to time. During the 2021 fiscal year, Executive’s target Annual Bonus opportunity shall be $1,545,000, and starting with the 2022 fiscal year, Executive’s target Annual Bonus opportunity shall be no less than $1,745,000 (the “Target Annual Bonus”). The actual amount of the Annual Bonus may range from 0% to 200% of the Target Annual Bonus, as determined by the Committee on the same basis as determinations made with respect to other senior executives of the Company, based on the achievement of pre-established performance goals and its evaluation of Executive’s performance (together, the “Bonus Performance Metrics”); provided, that Executive will be eligible to receive an Annual Bonus equal to no less than 50% of the Target Annual Bonus in the event that the minimum Bonus Performance Metrics for the applicable fiscal year are achieved. Each Annual Bonus that Executive earns pursuant to the applicable Bonus Performance Metrics shall be paid to Executive at the same time as the Company otherwise pays annual bonuses to senior executives of the Company for the applicable fiscal year. Except as provided in Section 5(a), (b), (c), or (d), as applicable, the Annual Bonus shall be subject to Executive being employed on the date of payment of the Annual Bonus for the applicable year. The Annual Bonus shall not be considered an acquired right of Executive, even if it is paid on a repeated basis.
(c)Long-Term Incentive Awards. Executive will continue to be eligible to participate in Parent’s 2019 Long-Term Incentive Plan (or successor plan), as amended (the “2019 LTIP”), on terms and conditions as determined in the sole and absolute discretion of the Committee; provided, that annual grants shall (i) be on the same terms and conditions (including the form and mix of grant types) as, and granted to Executive at the same time as such awards are granted to, other members of the Company’s executive committee, and (ii) for the annual grant to be made in 2021 have a grant date fair value of $7,750,000 and for each year beginning with the annual grant to be made in 2022, have a grant date fair value of not less than $9,750,000; provided, further, that, the term “Retirement” as used in the 2019 LTIP and each applicable annual grant award agreement, for unvested grants awarded through the date hereof and all grants awarded on or after the date hereof, shall mean the Executive attaining age 62 and not as defined in the 2019 LTIP (any other agreement to the contrary notwithstanding) and the conditions of vesting upon Retirement thereunder shall not be determined otherwise by the Committee without Executive’s written consent. During the Employment Period, Executive shall also be eligible to participate in other long-term cash and equity incentive plans, practices, policies, and programs applicable generally to other senior executives of the Company, as determined by the Committee in its sole and absolute discretion.
(d)Other Employee Benefit Plans; Perquisites; Vacation. During the Employment Period, Executive shall be entitled to the perquisites, and to participate in the employee benefit plans, practices, policies and programs, in each case, as in effect from time to time, and that are generally applicable to other senior executives of the Company (including, but not limited to, retirement, deferred compensation and health and welfare benefits) on the same terms as are applicable to other senior executives of the Company. In addition, during the Employment Period, Executive shall be eligible for four weeks of vacation per calendar year, or such greater amount of time as is determined in accordance with the Company’s vacation policy as in effect from time to time, and in all cases subject to the terms of such policy.
(e)Business Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses (including travel, entertainment, professional dues and subscriptions) incurred by Executive, in accordance with the Company’s policies as in effect from time to time.
(f)Legal Fees. The Company will pay Executive’s legal counsel directly, upon presentation of customary invoices, for the fees and expenses incurred by Executive, in connection with the preparation and negotiation of this Agreement and the Exhibits hereto, up to a maximum of $10,000.
4.Termination of Employment.
(a)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Term. If the Board determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may provide Executive with written notice in accordance with Section 11(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company and its Affiliates shall terminate effective on the 30th day after Executive’s receipt of such notice (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Company and its Affiliates on a full-time basis for such period of time as qualifies Executive for monthly disability benefit payments under the Company’s long-term disability plan, as a result of incapacity due to mental or physical illness. For the avoidance of doubt, during any period when Executive is absent from duties with the Company and its Affiliates as a result of incapacity due to mental or physical illness, but prior to Executive’s termination of employment due to Disability, Executive shall remain an employee of the Company and shall continue to receive the Annual Base Salary and all employee benefits provided to Executive pursuant to this Agreement in accordance with the terms of this Agreement.
(b)Cause. The Company may terminate Executive’s employment during the Term either with or without Cause. For purposes of this Agreement, “Cause” shall mean, as determined in the sole discretion of the Board:

(i)The commission by Executive of an act of dishonesty or breach of trust, that is willful and demonstrably and materially injurious to the business, financial condition or reputation of the Company or its Affiliates;
(ii)Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct;
(iii)Executive’s willful failure to perform Executive’s material duties with the Company or its Affiliates (other than as a result of physical or mental illness, impairment or disability);
(iv)A willful and material breach by Executive of Executive’s obligations under this Agreement, including a material and willful breach of the restrictive covenants and confidentiality provisions set forth in Section 7;
(v)Executive’s engaging in misconduct involving moral turpitude to the extent that his credibility and reputation no longer conform to the standard of senior executives of the Company or its Affiliates; or
(vi)A failure to assist and cooperate with the Company or its Affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or its Affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its Affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency.
For the purposes of Sections 4(b)(i) and (iii) only, no act or omission shall be willful if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company. Executive will not be deemed to be discharged for Cause unless and until there is delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive, if he is then a member of the Board), at a meeting called and duly held for such purpose, that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail. For the avoidance of doubt, any such determination by the Board shall be subject to de novo review by a court of law pursuant to the dispute provisions of Section 11(a).
(c)Good Reason. Executive’s employment may be terminated by Executive either with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary resignation after any of the following actions are taken by the Company or any of its Affiliates without Executive’s written consent:
(i)A material diminution of Executive’s duties or responsibilities (including reporting responsibilities), authorities, powers or functions, including removal or failure to re-nominate for election to the Board or ceasing to be Chief Executive Officer and President of the Company or Parent or assignment of duties materially inconsistent with the position of Chief Executive Officer and President of the Company or Parent, other than during an extended absence due to mental or physical illness (as determined in good faith by the Board) so long as any such material diminution ceases upon Executive’s return to work following such extended absence;
(ii)A relocation in Executive’s principal place of employment that would result in Executive’s commute from his principal residence increasing by 20 miles or more; or
(iii)Any material breach of this Agreement by the Company, including any material reduction in Executive’s Annual Base Salary (other than as contemplated by Section 3(a)) or Target Annual Bonus.
In order to invoke a termination for Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within 90 days following Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company and its Affiliates shall have 30 days following receipt of such written notice (the “Cure Period”) during which they may remedy the condition. In the event that the Company and its Affiliates fail to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (collectively, with the regulations and other guidance promulgated thereunder, the “Code”)) must occur, if at all, within 30 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.
(d)Notice of Termination. Any termination by the Company with or without Cause, or by Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) if the termination is by the Company for Cause or by Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below), which date shall not be more than 30 days after the delivery of such notice. For the avoidance of doubt, (i) a Notice of Non-Renewal delivered pursuant to Section 1 will not be deemed to be a Notice of Termination, (ii) the expiration of the Term following a Non-Renewal will not, in and of itself, constitute a termination of Executive’s employment, and (iii) the termination of Executive’s employment upon or following the expiration of the Term shall not constitute a termination described in Section 5(a) or Section 5(b).
(e)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company with or without Cause, or by Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days following such notice (except that in the case of a termination by Executive without Good Reason, the Company may in its sole discretion change any such later date to a date of its choosing between the date of such receipt and such later date), or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.
(f)Resignation from Other Positions. Upon the termination of Executive’s employment for any reason (unless otherwise agreed in writing by the Company and Executive), Executive shall be deemed to have resigned, without any further action by Executive, from any and all officer and director positions that Executive, immediately prior to such termination, (i) held with Parent, the Company or any of its Affiliates and (ii) held with any other entities at the direction of, or solely as a result of Executive’s affiliation with, the Company or any of its Affiliates. If for any reason this Section 4(f) is deemed to be insufficient to effectuate such resignations, then Executive shall, upon Parent’s or the Company’s request, execute any documents or instruments that Parent or the Company may deem necessary or desirable to effectuate such resignations. In addition, Executive hereby designates the Secretary or any Assistant Secretary of Parent or of any Affiliate to execute any such documents or instruments as Executive’s attorney-infact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of Parent or any Affiliate is deemed by Parent or any Affiliate to be a more expedient means to effectuate such resignation or resignations.
5.Obligations of the Company upon Termination.
(a)Other than for Cause, Death or Disability; Resignation for Good Reason. If, during the Term, the Company terminates Executive’s employment without Cause (other than due to death or Disability), or Executive terminates employment for Good Reason, in each case, other than upon or within 24 months following the consummation of a Change in Control (in which case Section 5(b) shall apply), then, subject to Section 11(j) and to, in the case of clauses (ii), (iii), (iv), (v), and (vii) below, Executive’s execution within 50 days following the Date of Termination of a release of claims in the form attached as Exhibit A (the “Release”), which Release has become irrevocable in accordance with its terms (the date the Release becomes irrevocable, the “Release Effective Date”), the Company shall pay to Executive the following:
(i)the sum of (A) the portion of the Annual Base Salary due for the period through the Date of Termination to the extent not theretofore paid, (B) Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by Executive prior to the Date of Termination in accordance with the applicable policy of the Company (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”), which Accrued Obligations shall be paid in a lump sum in cash within 60 days following the Date of Termination;
(ii)any unpaid Annual Bonus earned by Executive in respect of the fiscal year of the Company that was completed on or prior to the Date of Termination (the “Unpaid Annual Bonus”), which Unpaid Annual Bonus shall be paid in a lump sum in cash on the first payroll date following the Release Effective Date (other than any portion of such Unpaid Annual Bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder);

(iii)a prorated Annual Bonus in respect of the fiscal year of the Company in which the Date of Termination occurs, with such amount to equal the product of (A) the amount determined by the Committee based on actual performance for the fiscal year in which the Date of Termination occurs and otherwise on a basis no less favorable than the basis on which annual incentive award determinations are made by the Committee for other senior executives of the Company in respect of such fiscal year, and (B) a fraction, (I) the numerator of which is the number of days in the fiscal year of the Company in which the Date of Termination occurs through the Date of Termination, and (II) the denominator of which is 365 (the “Prorated Annual Bonus”), which Prorated Annual Bonus shall be paid on the date on which the Company otherwise pays annual bonuses to senior executives of the Company for such fiscal year (other than any portion of such Annual Bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder);
(iv)an amount equal to the product of (A) 1.5 multiplied by (B) the sum of (x) the Annual Base Salary and (y) the Target Annual Bonus as in effect for the fiscal year of the Company in which the Date of Termination occurs, which amount shall be payable in a lump sum on the first payroll date following the Release Effective Date;
(v)if Executive elects health care continuation coverage under Section 4980B of the Code or other applicable law (“COBRA”) for himself and/or his eligible covered dependents equivalent to the coverage which they were receiving immediately prior to the Date of Termination, for 18 months following the Date of Termination, or such shorter period determined in accordance with clause (B) of this sentence (the “Continuation Period”), the Company shall pay the full premium cost of such coverage, based on the prevailing rate (the “Prevailing COBRA Rate”) charged by the Company to persons who elect similar health care continuation coverage under COBRA (the “Health Care Benefits”); provided, however, that (A) the premium cost payments for Health Care Benefits shall be reported by the Company as taxable income to Executive to the extent reasonably determined by the Company to be necessary to avoid the Health Care Benefits from being considered to have been provided under a discriminatory self-insured medical reimbursement plan pursuant to Section 105(h) of the Code, and (B) the Continuation Period shall cease at such time that Executive is eligible to receive health care benefits under another employer-provided plan (but no repayment of any previously-paid premium shall be required);
(vi)to the extent not theretofore paid or provided, the Company shall timely pay or provide, in accordance with the terms of the applicable plan, program, policy, practice or contract, to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy, practice or contract of the Company through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and
(vii)for purposes of any equity incentive awards granted to Executive prior to, upon or following the Effective Date that remain outstanding on the Date of Termination (other than the award of nonqualified stock options in Parent granted to Executive on October 8, 2018 (the “Sign-On Option”)) (the “Annual Equity Awards”), and notwithstanding anything to the contrary in the applicable award agreement, the 2013 LTIP, or any successor or similar plan, (i) if the Date of Termination occurs prior to the date upon which Executive attains age 62, such Annual Equity Awards that would otherwise be scheduled to vest during the 24 months following the Date of Termination shall continue to vest during such 24-month period according to the vesting schedule in effect prior to the Date of Termination (or, with respect to any time-vesting or performance-based Annual Equity Awards with “cliff-vesting” schedules, a prorated portion shall vest at the conclusion of the 24-month period, based on the portion of such “cliff-vesting” schedule that will have elapsed during such 24-month period), with (x) any Annual Equity Awards in the form of stock options remaining exercisable until the earlier of (A) the date that is 24 months following the Date of Termination, and (B) the end of the applicable stock option’s term, (y) time-based restricted shares or restricted stock units settling promptly upon vesting, and (z) performance-based awards remaining subject to achievement of the relevant performance criteria, and settling upon vesting to the extent so earned, and (ii) if the Date of Termination occurs on or following the date upon which the Executive attains age 62 (whether occurring prior to, upon or following the one-year anniversary of the grant date), all Annual Equity Awards will be treated as if Executive’s employment was terminated due to Retirement (as defined in Section 3(c), above). For the avoidance of doubt, upon Executive’s termination of employment, the Sign-On Option shall be treated in accordance with the terms and conditions set forth in that certain award agreement governing the Sign-On Option, dated as of October 8, 2018 form of nonqualified stock option agreement previously provided to Executive for such grant (the “Sign-On Option Agreement”).
For the avoidance of doubt, if applicable, any amount payable pursuant to Section 5(a) shall be determined without regard to any reduction in compensation that resulted in Executive’s termination of employment for Good Reason. If Executive does not execute the Release within 50 days following the Date of Termination, or if Executive revokes the Release, Executive shall be entitled to only the compensation and benefits contemplated by Sections 5(a)(i) and (vi).
(b)Change in Control Termination. If, during the Term, the Company terminates Executive’s employment without Cause (other than due to death or Disability), or Executive terminates employment for Good Reason, in each case, upon or within 24 months following the consummation of a Change in Control, then, subject to Section 11(j) and, in the case of all payments and benefits other than the Accrued Obligations and the Other Benefits, Executive’s execution within 50 days of the Date of Termination, and nonrevocation, of the Release, the Company shall pay to Executive the following:
(i)the Accrued Obligations, the Unpaid Annual Bonus, the Health Care Benefits and the Other Benefits in accordance with the terms of Sections 5(a)(i), (ii), (v), and (vi), respectively;

(ii)the Prorated Annual Bonus, which Prorated Annual Bonus shall be paid on the date on which the Company otherwise pays annual bonuses to senior executives of the Company for such fiscal year (other than any portion of such Annual Bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder);
(iii)an amount equal to the product of (A) two multiplied by (B) the sum of (x) the Annual Base Salary and (y) the Target Annual Bonus as in effect for the fiscal year of the Company in which the Date of Termination occurs, payable in a lump sum on the first payroll date following the Release Effective Date;
(iv)a cash payment in an amount equal to six months’ health care premiums at the Prevailing COBRA Rate for Executive and each of his eligible dependents, payable in a lump sum on the first payroll date following the Release Effective Date; and
(v)for purposes of any Annual Equity Awards granted to Executive following the Effective Date that remain outstanding on the Date of Termination, and notwithstanding anything to the contrary in the applicable award agreement, the 2013 LTIP, or any successor or similar plan, such Annual Equity Awards shall become fully vested (with any such Annual Equity Awards that are subject to performance-based vesting criteria vesting at “target” levels of achievement), and any Annual Equity Awards in the form of stock options remaining exercisable until the earlier of (A) the date that is 24 months following the Date of Termination, and (B) the end of the applicable stock option’s term. For the avoidance of doubt, upon Executive’s termination of employment, the Sign-On Option shall be treated in accordance with the Sign-On Option Agreement.
For the avoidance of doubt, if applicable, any amount payable pursuant to Section 5(b) shall be determined without regard to any reduction in compensation that resulted in Executive’s termination of employment for Good Reason. If Executive does not execute the Release within 50 days following the Date of Termination, or if Executive revokes the Release, Executive shall be entitled to only the Accrued Obligations and the Other Benefits.
Other than as set forth in this Section 5(a) or 5(b), as applicable, in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability), or by Executive for Good Reason, the Company and its Affiliates shall have no further obligation to Executive under this Agreement.
(c)Death; Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Term, this Agreement shall terminate without further obligations to Executive, other than for payment of the Accrued Obligations, the Unpaid Annual Bonus and the Prorated Annual Bonus and the timely payment or provision of the Other Benefits. The Accrued Obligations, the Unpaid Annual Bonus and the Prorated Annual Bonus shall be paid to Executive’s estate (in the event of death) or Executive or his legal representative (in the event of Disability), as applicable, on the same schedule as contemplated by Sections 5(a)(i)(iii). For the avoidance of doubt, upon Executive’s termination of employment, the Sign-On Option shall be treated in accordance with the Sign-On Option Agreement.

(d)Other Termination. If Executive’s employment is terminated during the Term for a reason other than those governed by Section 5(a), (b), and (c), this Agreement shall terminate without further obligations to Executive under this Agreement, other than for (i) payment of the Accrued Obligations within 60 days following the Date of Termination and (ii) the timely payment or provision of the Other Benefits.
(e)Full Settlement. The payments and benefits provided under this Section 5 shall be in full satisfaction of the obligations of the Company and its Affiliates to Executive under this Agreement or any other plan, agreement, policy or arrangement of the Company and its Affiliates upon his termination of employment, and in no event shall Executive be entitled to severance pay or benefits beyond those specified in this Section 5 (for the avoidance of doubt, including the Perrigo Company plc Executive Committee Severance Policy, as effective June 14, 2017, the Perrigo Company plc U.S. Severance Policy, as amended and restated effective February 6, 2017, and the CiC Policy).
6.No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to Executive under Section 5 and such amounts shall not be reduced whether or not Executive obtains other employment.
7.Restrictive Covenants. In consideration for Executive’s continued employment and the compensation and benefits payable hereunder, Executive agrees to the covenants set forth below.
(a)Nondisclosure of Confidential Information.
(i)The parties agree that, during the course of Executive’s employment with the Company and its Affiliates, Executive will have access to, and will gain knowledge with respect to, Confidential Information (as defined below). Executive agrees that Executive shall not, except in the reasonable, good faith discretion of Executive as required to discharge his duties hereunder or with the consent of the Board, during the period of Executive’s employment with the Company and its Affiliates and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized Person (as defined in Section 13(d) of the Securities Exchange Act of 1934) to use, disclose or gain access to, any Confidential Information; provided, however, that Executive may disclose Confidential Information (x) as required by law or (y) as ordered by a court, provided that in any event described in the preceding clause (x) or (y), (A) Executive shall promptly notify the Company in writing, and consult with and assist the Company or its Affiliates in seeking a protective order or request for another appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms of the preceding clause (A), Executive shall disclose only that portion of the Confidential Information that, in the opinion of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person and (C) to the extent permitted by applicable law, the

Company and its Affiliates shall be given an opportunity to review the Confidential Information prior to disclosure thereof.
(ii)Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or any of its Affiliates, except that Executive may disclose information concerning such dispute to the court that is considering such dispute and to Executive’s legal counsel, provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute.
(iii)For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business and affairs of the Company or any of its Affiliates, including all business information (whether or not in written form) that relates to the Company or any of its Affiliates, or their directors, officers, employees, customers, suppliers or contractors or any other third parties with respect to which the Company or any of its Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of Executive’s breach of this Agreement, including technical information or reports; trade secrets; unwritten knowledge and “know how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents; product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development, including processes, formulas, designs, drawings, engineering and technology; information relating to any forms of compensation or other personnelrelated information; contracts; and supplier lists. Confidential Information shall not include such information known to Executive prior to Executive’s involvement with the Company or any of its Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement or any other duty of confidentiality).
(iv)Nothing herein shall preclude (i) Executive’s right to communicate, cooperate or file a complaint with any European, U.S., national, federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any European, U.S., national, federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law or (ii) Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program.
(b)Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Affiliates, and that are conceived, developed or made by Executive during his employment with the Company or its Affiliates (“Work Product”) belong to the Company and its Affiliates. Executive shall promptly disclose such Work Product to the Company and its Affiliates and perform all actions reasonably requested by the Company or its Affiliates (whether during or after the Term) to establish and confirm such ownership (including assignments, consents, powers of attorney, and other instruments). To the fullest extent permitted by applicable law all intellectual property (including patents, trademarks, and copyrights) which are made, developed or acquired by Executive in the course of Executive’s employment with the Company or its Affiliates will be and remain the absolute property of the Company and its Affiliates, and Executive shall assist the Company and its Affiliates in perfecting and defending their rights to such intellectual property.
(c)Noncompetition. During Executive’s employment with the Company and its Affiliates and for a period of 24 months following the termination of Executive’s employment for any reason (whether or not such termination of employment occurs during or following the Term) (the “Restricted Period”), Executive shall not (i) directly or indirectly, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent or consultant for any Person that conducts a business that is in competition with a business conducted by the Company or any of its Affiliates anywhere in the world; or (ii) accept employment or an engagement for the provision of services in any capacity, including as an employee, director, consultant or advisor, directly or indirectly, with any Person that conducts a business that is in competition with a business conducted by the Company or any of its Affiliates anywhere in the world. For purposes hereof, conducting a business that is in competition with a business conducted by the Company or any of its Affiliates shall include the sale, manufacture, distribution or research and development of any product or service that is similar to a product or service sold, distributed, marketed or being researched or developed (including through a joint venture or investment in another entity) by the Company or any of its Affiliates, including store brand and value brand OTC drug or nutritional products, extended topical generic prescription pharmaceutical products, infant nutrition products and any other product or products that the Company or an Affiliate is marketing or actively planning to market during Executive’s employment with the Company and, with respect to the period after termination of employment, during the oneyear period following the Date of Termination. Notwithstanding the foregoing, nothing in this provision shall prevent Executive from passively owning two percent (2%) or less of the outstanding securities of any class of any company listed on a national securities exchange or quoted on an automated quotation system.
(d)Nonsolicitation of Clients. During Executive’s employment with the Company and its Affiliates and for the duration of the Restricted Period, Executive shall not, directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, (i) induce or attempt to induce any client, customer (whether former or current), supplier, licensee, franchisee, joint venture partner or other business relation of the Company or any of its Affiliates (collectively, “Clients”) to cease doing business with the Company or any such Affiliate, (ii) divert all or any portion of a Client’s business with the Company to any competitor of the Company or any such Affiliate, or (iii) in any way interfere with the relationship between any Client, on the one hand, and the Company or any such Affiliate, on the other hand.

(e)Nonsolicitation of Service Providers. During Executive’s employment with the Company and its Affiliates and for the duration of the Restricted Period, Executive shall not, directly or indirectly, without the prior written consent of the Company, (i) actively solicit, recruit or hire any Person who is at such time, or who at any time during the 12month period prior to such solicitation or hiring had been, an employee of the Company or any of its Affiliates, (ii) solicit or encourage any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates, or (iii) interfere with the relationship of the Company or any of its Affiliates with any Person or entity who or that is employed by, a consultant to, or otherwise engaged to perform services for, the Company or any of its Affiliates.
(f)Mutual Nondisparagement. From and following the Effective Date, Executive shall not make, either directly or by or through another Person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its Affiliates, any of their clients or businesses or any of their current or former officers, directors or employees. From and following the Effective Date, no disparaging or adverse statements or representations of or concerning Executive shall be made by the Company or Parent through any authorized statement or by any of their officers or directors. Notwithstanding the foregoing, subject to Section 7(a) in the case of Executive, nothing herein shall prohibit Executive, the Company or Parent, or the Company’s or Parent’s officers and directors from (i) disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), (ii) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934), or (iii) in the case of Executive and the Company’s or Parent’s officers, providing honest assessments in the course of performing their employment duties in good faith.
(g)Return of Property. Executive acknowledges that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its Affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by Executive while an employee of the Company or any of its Affiliates (including Confidential Information) are and shall remain the property of the Company and its Affiliates, and Executive shall immediately return such property to the Company upon the Date of Termination and, in any event, at the Company’s request. Notwithstanding the foregoing, Executive shall be permitted to retain at all times, including after the Date of Termination, copies of documents related to his personal compensation, including this Agreement, and copies of his contacts information and calendar. Executive further agrees that any property situated on the premises of, and owned by, the Company or any of its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.
(h)Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in this Section 7 would cause irreparable damage to the Company and its Affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.

Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, the Company and its Affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 7 in addition to any other legal or equitable remedies it may have. In addition, in the event of Executive’s Willful Restrictive Covenant Breach (as defined in this Section 7(h)), the Company and its Affiliates shall be entitled to cease payment of the compensation and benefits contemplated by Section 5 to the extent not previously paid or provided (including ceasing vesting of outstanding equity incentive awards, but excluding the Accrued Obligations and Other Benefits), and to the prompt return by Executive of any portion of such compensation and the value of such benefits previously paid or provided (including forfeiture of any equity incentive awards that vested pursuant to Section 5 or the repayment of the value of any equity incentive awards that vested pursuant to Section 5 that have been exercised or settled, as applicable). For purposes of this Agreement, “Willful Restrictive Covenant Breach” means Executive’s material breach of any of the covenants set forth in this Section 7 which Executive knew, or with due inquiry, should have known, would constitute such a material breach. The preceding sentences of this Section 7(h) shall not be construed as a waiver of the rights that the Company and its Affiliates may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period during which Executive is in violation of the provisions of Section 7(c), (d) or (e), as applicable. In the event that a court of competent jurisdiction determines that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
(i)Acknowledgements.
(i)Executive acknowledges that the Company and its Affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. Executive acknowledges that the Company and its Affiliates have a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that the Company and its Affiliates could be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. Executive further acknowledges that the Company and its Affiliates are entitled to protect and preserve the going concern value of the Company and its Affiliates to the extent permitted by law.
(ii)In light of the foregoing acknowledgments, Executive agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its Affiliates. Executive further acknowledges that, although Executive’s compliance with the covenants contained in this Agreement may prevent Executive from earning a livelihood in a business similar to the business of the Company and its Affiliates, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.
(iii)In light of the acknowledgements contained in this Section 7(i), Executive agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, him contained in Section 7 of this Agreement.
8.Treatment of Certain Payments.
(a)Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net AfterTax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net AfterTax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.
(b)If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and its Affiliates and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A24(c) (“24(c)”), (ii) equitybased payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equitybased payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation within the meaning of Section 409A of the Code, in each case, beginning with payments or benefits that are to be paid the farthest in time from the determination of the Accounting Firm. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of,

services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A9 and Q&A40 to Q&A44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A2(a) of the final regulations under Section 280G of the Code in accordance with Q&A5(a) of the final regulations under Section 280G of the Code.
(d)The following terms shall have the following meanings for purposes of this Section 8:
(i)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the Person effecting the Change in Control.
(ii)“Net AfterTax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm reasonably determines to be likely to apply to Executive in the relevant tax year(s).
(iii)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv)“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to the Agreement or otherwise.
(v)“Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
9.Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by

Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and their respective successors and assigns. As used in this Agreement, “Parent” and “Company” shall mean Parent and the Company as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.Indemnification. Parent and the Company shall indemnify Executive and hold Executive harmless to the fullest extent permitted by the laws of the Republic of Ireland and the State of Michigan, respectively, against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages (including advances of attorneys’ fees and expenses, subject to Executive’s written undertaking at the time of such advance payment to refund such amounts if thereafter a final non-appealable court order holds that Executive is not entitled to be so indemnified) resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company and its Affiliates. Parent and the Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment or non-employment service as a director or officer, as applicable, in the same amount and to the same extent as Parent and the Company cover their other officers and directors. These obligations shall survive the termination of Executive’s employment with the Company and its Affiliates. If any proceeding is brought or threatened against Executive in respect of which indemnity may be sought against the Company or its Affiliates pursuant to the foregoing, Executive shall notify the Company promptly in writing of the institution of such proceeding and the Company or its Affiliates shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided, however, that if a conflict of interest exists between the Company or its applicable Affiliate and Executive such that it is not legally practicable for the Company or its applicable Affiliate to assume Executive’s defense, Executive shall be entitled to retain separate counsel reasonably acceptable to the Company or its applicable Affiliate and the Company or its applicable Affiliate shall assume payment of all reasonable fees and expenses of such counsel.
11.Miscellaneous.
(a)Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for Allegan or Kent Counties, Michigan with respect to any dispute arising out of or relating to this Agreement or the Release, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTER CLAIM BROUGHT OR ASSERTED

BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.
(b)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive: To the most recent address on the payroll file with the Company, with a copy, which shall not constitute notice, to:
Vedder Price P.C.
222 North LaSalle Street
Chicago, Illinois 60601
Attention: Robert Simon
If to the Company:
Perrigo Management Company
515 Eastern Avenue
Allegan, Michigan 49010
Attention: General Counsel
Chief Human Resources Officer
with a copy to Parent:
Perrigo Company plc
Treasury Building
Lower Grand Canal Street
Dublin 2 Ireland
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Unless otherwise specified herein, such notices or other communications will be deemed effective (a) on the date received by the addressee, if delivered by hand or (b) three business days after being sent by registered or certified mail.
(c)Acknowledgements; Representations. Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive represents that, in entering into this Agreement, Executive is not relying on any statements or representations made by any of the directors, officers, employees or agents of the Company and its Affiliates that are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

Further, Executive represents and warrants that (i) Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits Executive’s ability to enter into and fully perform Executive’s obligations under this Agreement, (ii) Executive is not otherwise unable to enter into and fully perform Executive’s obligations under this Agreement and (iii) Executive has not engaged in any conduct, the occurrence and/or publicity of which, due to Executive’s affiliation with the Company or any of its Affiliates, is or could be harmful to, or otherwise reflect negatively on, the Company and/or any of its Affiliates. In the event of any breach of any of the representations, in the preceding sentence, the Company may terminate this Agreement and Executive’s employment without any liability owing to Executive.
(d)Cooperation. Executive agrees that upon the reasonable request of the Company or its Affiliates following Executive’s termination of employment, Executive shall use reasonable efforts to assist and cooperate with the Company or its Affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or its Affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its Affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency. Executive will be entitled to reimbursement for any reasonable out-of-pocket expenses (including travel expenses and attorneys’ fees) incurred in connection with providing such assistance.
(e)Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
(f)Survivability. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of Sections 5, 7 and 10) shall so survive such termination of employment or this Agreement.
(g)Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”
(h)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(i)Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(j)Section 409A.

(i)General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Executive executes the Release) shall be paid in the later taxable year.
(ii)Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(iii)Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.

(k)Amendments. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall grant any additional right to Executive or be deemed a waiver by the Company of any of Executive’s obligations hereunder or release Executive therefrom or impose any additional obligation upon the Company. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision. This Agreement is personal to and shall not be assignable by any party, but shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, successors and assigns.
(l)Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement of the parties hereto in respect of the terms and conditions of Executive’s employment with the Company and its Affiliates, including his severance entitlements, and, as of the Effective Date, supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between Executive, on the one hand, and the Company or its Affiliates, on the other hand (including, but not limited to, the Prior Agreement). In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to this Agreement as not so controlling.
[Signature page follows]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company, pursuant to the authorization from its board of directors, has caused these presents to be executed in its name on its behalf, all as of the date first above written.

/s/ Murray S. Kessler
Murray S. Kessler

PERRIGO MANAGEMENT COMPANY

By:	/s/ Todd W. Kingma
Name:	Todd W. Kingma
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Employment Agreement]

Exhibit A
GENERAL RELEASE OF CLAIMS
THIS GENERAL RELEASE OF CLAIMS (this “Release”) is executed by Murray S. Kessler (“Executive”) as of the date set forth on the signature page hereto.
1.General Release and Waiver of Claims.
i.Release. In consideration of the payments and benefits afforded under the amended and restated employment agreement, dated as of [DATE], 2021, by and between Perrigo Management Company, a Michigan corporation (the “Company”) and Executive (the “Employment Agreement”), and after consultation with counsel, Executive and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and Affiliates (including, but not limited to “Parent”) (as such terms are defined in the Employment Agreement) and each of their respective officers, employees, directors and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”) that the Releasors may have arising out of Executive’s employment relationship with and service as an employee, officer or director of the Company and its subsidiaries and affiliates, and the termination of any such relationship or service, in each case up to and including Executive’s date of termination. Executive acknowledges that the foregoing sentence includes Claims arising under Federal, state or local laws, statutes, orders or regulations that relate to the employment relationship or prohibiting employment discrimination, including Claims under Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the SarbanesOxley Act of 2002; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; Occupational Safety and Health Act; state equivalents of the foregoing statutes, including without limitation the Michigan Elliott Larsen Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act, and the Michigan Whistleblowers’ Protection Act; and any other federal, state or local civil, human rights, bias, whistleblower, discrimination, retaliation, compensation, employment, labor or other local, state or federal law, regulation or ordinance. Notwithstanding anything contained herein to the contrary, this Release specifically excludes and shall not affect: (i) the obligations of the Company or its affiliates set forth in the Employment Agreement and to be performed after the date hereof, including without limitation under in Sections 5, 8 and 10 thereof, or under any other benefit plan, agreement, arrangement or policy of the Company or its affiliates that is applicable to Executive and that, in each case, by its terms, contains obligations that are to be performed after the date hereof by the Company or its affiliates; (ii) any indemnification or similar rights Executive has as a current or former officer, director, employee or agent of the Company or its affiliates, including, without limitation, any and all rights thereto under applicable law, the bylaws or other governance documents or such entities, or any rights with respect to coverage under any directors’ and officers’ insurance policies and/or indemnification agreements; (iii) any Claim the Releasors may have as the holder or beneficial owners of securities of the Company or its affiliates or other rights relating to securities or equity awards in respect of the common stock of the Company or its affiliates; (iv) rights to accrued but unpaid salary, paid time off, vacation or other compensation due through the date of termination of employment; (v) any unreimbursed business expenses; (vi) benefits or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; and (vii) any Claims that may arise in the future from events or actions occurring after Executive’s date of termination of employment or that Executive may not by law release through an agreement such as this.
ii.Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Company in connection with Executive’s termination of employment to consult with an attorney of Executive’s choice prior to signing this Release and to have such attorney explain to Executive the terms of this Release, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than [twenty-one (21)] [forty-five (45)] calendar days to consider the terms of this Release and to consult with an attorney of Executive’s choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Release. Executive also understands that Executive has seven (7) calendar days following the date on which Executive signs this Release within which to revoke the release contained in this Section 1(b), by providing the Company a written notice of Executive’s revocation of the release and waiver contained in this Section 1(b).
iii.No Assignment. Executive represents and warrants that Executive has not assigned any of the Claims being released under this Release.
2.Proceedings. Executive has not filed, and agrees not to initiate or cause to be initiated on Executive’s behalf, any complaint, charge, claim or proceeding against the Releasees with respect to any Claims released under Section 1(a) or (b) before any local, state or federal agency, court or other body (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding involving such Claims; provided, however, and subject to the immediately following sentence, nothing set forth here in intended to or shall interfere with Executive’s right to participate in a Proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, nor shall this Release prohibit Executive from cooperating with any such agency in its investigation. Executive waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding involving such Claims. Notwithstanding the foregoing, the term Proceeding shall not include any complaint, charge, claim or proceeding with respect to the obligations of the Company to Executive under the Employment Agreement or in respect of any other matter described in the proviso to Section 1(a), and Executive retains all of Executive’s rights in connection with the same.
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3.Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.
4.No Admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Releasees.
5.Governing Law and Venue. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Michigan applicable to contracts executed in and to be performed in that State.
6.Counterparts. This Release may be executed in counterparts and each counterpart will be deemed an original.
7.Notices. All notices, requests, demands or other communications under this Release shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:
As to Executive:
Executive’s last address on the books and records of the Company

As to the Company:
Perrigo Management Company
515 Eastern Avenue
Allegan, Michigan 49010
Attention: General Counsel
Chief Human Resources Officer

With a copy to Parent:
Perrigo Company plc
Treasury Building
Lower Grand Canal Street
Dublin 2 Ireland
Attention: General Counsel

Any party may change his, her or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.
[Signature page follows]
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EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.
IN WITNESS WHEREOF, Executive has executed this Release on the date set forth below.

Murray S. Kessler

Dated as of:

[Signature Page to General Release]
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